Exhibit 10.16
SUBLEASE
     This Sublease (“Sublease”) is entered into as of December 5, 2007, by and between SoftBrands Manufacturing, Inc., a Minnesota corporation (“Sublandlord”) and United HealthCare Services, Inc., a Minnesota corporation (“Subtenant”).
RECITALS
     A. Sublandlord is Tenant under an Amended and Restated Lease dated May 1, 1998, as amended by amendments thereto dated December 9, 1998, and February 4, 2000 (“Prime Lease”), originally between Sublandlord and Meridian Crossings II LLC (“Meridian”) and now between Sublandlord and OTR, an Ohio general partnership (“Landlord”), Meridian having assigned the landlord’s interest in the Prime Lease to Landlord. The Prime Lease covers approximately 61,804 rentable square feet of space (“Premises”) on floors 6, 7 and 8 of the building located at Two Meridian Crossings, Richfield, Minnesota (“Building”).
     B. Sublandlord desires to sublease the Premises to Subtenant and Subtenant desires to sublease the Premises from Sublandlord on the terms and conditions set forth in this Sublease.
     NOW THEREFORE, for and in consideration of the Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:
     1. SUBLEASE. Sublandlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Subtenant to be performed, hereby subleases to the Subtenant, and Subtenant accepts and subleases the Premises from Sublandlord.
     2. TERM AND POSSESSION; NO OPTION TO RENEW. The term of this Sublease (hereinafter “Term”) shall commence on January 21, 2008 (“Commencement Date”) and expire on January 10, 2009 (“Expiration Date”).
     Sublandlord shall deliver possession of the Premises on January 21, 2008; provided, however, Sublandlord, at its option, may retain possession of the part of the Premises located on floor 8 of the Building, containing approximately 24,617 rentable square feet of space (“Floor 8 Premises”), and deliver possession of the Floor 8 Premises to Subtenant on or before March 1, 2008.
     Subtenant acknowledges and agrees that Sublandlord is not granting Subtenant any renewal or extension rights as part of the Sublease and Subtenant has no right to exercise or require Sublandlord to exercise any renewal or extension option contained in the Prime Lease.

     3. SUBORDINATION TO PRIME LEASE; PERFORMANCE OF OBLIGATIONS THEREUNDER. This Sublease and the rights granted to Subtenant hereunder are subject and subordinate to all of the terms, covenants, provisions, conditions and agreements contained in the Prime Lease. Sublandlord warrants that a true and complete copy of the Prime Lease, including all amendments, has been provided to Subtenant. Subtenant warrants that it has read and fully familiarized itself with the Prime Lease.
     Subject to Sublandlord’s obligation to pay the base rent and additional rent to the Landlord under the Prime Lease, and except as otherwise may be expressly provided in this Sublease, Subtenant covenants and agrees to be bound by all of the terms, conditions, rules, covenants, regulations and agreements contained in the Prime Lease and to perform all obligations of Sublandlord as tenant under the Prime Lease that arise during the Term and to do no act and to permit no act to be done which would violate any of the provisions of the Prime Lease. Any obligations, work, repairs, and services to be performed, made and furnished by the Landlord under the Prime Lease, will be performed and furnished by the Landlord and not by the Sublandlord, except as otherwise may be expressly provided herein. Sublandlord shall in no event be liable to Subtenant and Subtenant’s obligations hereunder shall not be limited or the performance thereof shall not be excused because of any failure or delay on the Landlord’s part in performing any such obligations, furnishing any such work or services or in making any repairs. Notwithstanding the foregoing, during any period that rent abates under the Prime Lease, the rent payable by Subtenant hereunder shall likewise abate. If the Landlord shall default in the performance of any of its obligations under the Prime Lease, and if Subtenant shall give Sublandlord written notice of such default, Sublandlord agrees to use commercially reasonable efforts to cause the Landlord to promptly correct and remedy such default.
     4. CONDITION OF AND ACCEPTANCE OF PREMISES. Sublandlord shall deliver the Premises in “broom clean” condition. Subtenant acknowledges that it has had an opportunity to fully investigate the condition of the Premises and make all inquiries as it deems appropriate and, except as provided in the immediately preceding sentence, is subleasing the Premises in their “as is, where is” condition, based on its investigations and inquiry; and is not relying on any representation or warranty of any kind, express or implied, by or on behalf of Sublandlord in connection with the execution of this Sublease. Without limiting the generality of the foregoing, Subtenant acknowledges that no representations as to the condition of the Premises, or promises to alter, remodel, or improve the Premises, have been made by or on behalf of Sublandlord.
     5. RENT; OVERDUE AMOUNTS. Subtenant agrees to pay monthly gross rent (“Monthly Rent”) to Sublandlord as follows:
     (i) For the period beginning on the Commencement Date to and including January 31, 2008, no Monthly Rent shall be payable.
     (ii) If the Floor 8 Premises are not delivered to Subtenant on or before February 1, 2008, for the period beginning on February 1, 2008, to and including the day immediately prior to the day on which possession of the Floor 8 Premises is delivered to Subtenant, Monthly Rent shall be $68,176.00.

     (iii) Beginning on the later of February 1, 2008, and the day on which possession of the Floor 8 Premises is delivered to Subtenant, Monthly Rent shall be $113,307.00.
Monthly Rent shall be payable in advance on or before the first day of each month during the Term, except that Monthly Rent for February 2008 shall be paid on the Commencement Date. Monthly Rent shall be payable without deduction, setoff or demand. Monthly Rent for any partial month shall be prorated based on the number of days this Sublease is in effect during such month. Any installment of Monthly Rent which is not paid within ten (10) days of when due shall include a service charge for late payment in the amount of five percent (5%) of the amount due. In addition, Subtenant will reimburse Sublandlord for any fees paid by Sublandlord to Landlord as a result of Subtenant’s failure to timely pay Monthly Rent.
     Notwithstanding the foregoing provisions of this Paragraph 5, if Sublandlord fails to deliver possession of the Floor 8 Premises on or before March 1, 2008, then for each fifteen Working Days (as defined herein) between March 1, 2008, and the date that possession of the Floor 8 Premises is delivered, Monthly Rent shall remain at $68,176.00 for one (1) month thereafter. By way of illustration only, if possession of the Floor 8 Premises is delivered to Subtenant on April 1, 2008, Monthly Rent for the month of April, 2008, shall be $68,176.00 and Monthly Rent shall increase to $113,307.00 on May 1, 2008; but if possession of the part of the Floor 8 Premises is delivered to Subtenant on March 15, 2008, Monthly Rent shall increase to $113,307.00 as of such date. As used herein “Working Days” means days other than Saturdays, Sundays and days that are legal holidays in the State of Minnesota.
     6. USE OF PREMISES Subtenant shall use the Premises only for general office purposes and related purposes. Subtenant shall not use the Premises in any manner that would violate the terms and provisions of the Prime Lease. Subtenant shall comply with all laws, ordinances and regulations affecting the Premises and promulgated by any duly constituted governmental authorities relative to the cleanliness, safety, use and occupancy of the Premises.
     7. SUBTENANT’S INSURANCE AND WAIVER. Subtenant shall procure and maintain, at its own expense, such liability and casualty insurance as Sublandlord is required to carry under the Prime Lease. Subtenant’s policy of liability insurance shall name Sublandlord, as well as Landlord and the other persons or entities specified in Section 6.02 of the Prime Lease, as additional insureds in the manner required therein. Sublandlord and Subtenant each hereby waive and release all claims, liabilities and causes of action that it may have against the other or against Landlord and their respective agents, servants and employees for loss or damage to, or destruction of any personal property and business of Subtenant located on the Premises, the Building and the property that includes the Building, resulting from fire, explosion or the other perils included in standard extended risk coverage insurance, whether caused by the negligence of any of said persons or otherwise, and each covenants that its insurers shall hold no right of subrogation against such other party.
     8. CASUALTY OR CONDEMNATION. In the event of a fire or other casualty affecting the Building or the Premises, or of a condemnation of all or a part of the Building or

Premises, this Sublease shall terminate upon any termination of the Prime Lease by Sublandlord or Landlord. Provided no Event of Default exists hereunder and no condition exists which with the giving of notice, lapse of time or both would constitute an Event of Default, Sublandlord will not exercise any termination right it may have without the consent of Subtenant. If Sublandlord is entitled under the Prime Lease to rent abatement as a result of a casualty or condemnation, Subtenant shall be entitled to an equitable share of such abatement. Subtenant, at its sole expense, shall make any repairs that Sublandlord is obligated under the Prime Lease to make in the event of any such casualty or condemnation.
     9. ALTERATIONS. Subtenant shall make no improvements, alterations additions or installations in or to the Premises without Sublandlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, except that Sublandlord will not withhold its consent if Landlord’s consent is required under the Prime Lease and Landlord grants it. In no event shall Subtenant have the right to make any structural alterations or improvements and Sublandlord shall be deemed to be acting reasonably in withholding consent if Landlord’s consent is required under the Prime Lease and Landlord does not grant it. In making any alterations or improvements, Subtenant will comply with the provisions of Article VIII of the Prime Lease. If such improvements, alterations additions or installations are permitted, Subtenant shall be solely responsible for the cost thereof and neither Sublandlord nor Landlord shall have any financial obligation whatsoever.
     10. SURRENDER; HOLDING OVER. Upon the expiration or termination of the Sublease or of Subtenant’s right to possession of the Premises, Subtenant will at once surrender the Premises to Sublandlord in accordance with Section 13.01 of the Prime Lease. Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration or termination of this Sublease or of Subtenant’s right to possession in consequence of an Event of Default hereunder. If Subtenant or any party claiming under Subtenant holds over, Sublandlord may exercise any and all remedies available at law or in equity to recover possession of the Premises and to recover damages, including without limitation, all damages payable by Sublandlord to Landlord by reason of such holdover.
     11. ASSIGNMENT AND SUBLETTING. Subtenant shall not assign this Sublease, or sublet Premises, or any part thereof, without the written consent of the Sublandlord, such consent not to be unreasonably withheld. Sublandlord agrees that it will not withhold its consent if Landlord grants its consent to a proposed assignment or subletting; provided, however, that if Landlord does not consent to a proposed assignment or subletting, Sublandlord shall have no obligation to do so. No assignment of this Sublease or subletting of the Premises shall relieve Subtenant from primary liability for the payment and performance of its obligations hereunder.
     12. ENCUMBERING TITLE. Subtenant shall not do any act which shall in any way encumber the title of Landlord in and to the Building or the property on which it is located, nor shall the interest or estate of Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant.

     13. INDEMNITIES. Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses that Sublandlord may incur, or for which Sublandlord may be liable to Landlord, as a result of a breach by Subtenant of its obligations hereunder or arising from the acts or omissions of Subtenant that are the subject matter of any indemnification of Sublandlord to Landlord under the Prime Lease. Sublandlord agrees to indemnify Subtenant and hold Subtenant harmless from all losses, damages, liabilities and expenses that Subtenant may incur as a result of a breach by Sublandlord of its obligations hereunder or, to the extent not the responsibility of Subtenant hereunder, under the Prime Lease.
     14. SUBLANDLORD’S RIGHT OF ENTRY. Sublandlord reserves the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest at any time during the Sublease term.
     15. DEFAULTS. Any one or more of the following events shall be an “Events of Default” by Tenant:
     A. Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or
     B. Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or shall admit in writing its inability to pay its debts as they become due; or the Premises are levied on by any revenue officer or similar officer; or a decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry of granting thereof; or
     C. Subtenant shall make any payment of Monthly Rent or other sum required to be made by Subtenant hereunder within ten (10) days of when due; or
     D. Subtenant shall default in securing insurance or providing evidence of insurance required under this Sublease and either such default shall continue for ten (10) days after notice thereof in writing to Subtenant; or
     E. Subtenant shall, by its act or omission, cause a default under the Prime Lease and such default is not cured within the time, if any, permitted for such cure by the Prime Lease; or

     F. Subtenant shall default in any of the other covenants and agreements herein, and such default shall continue for thirty (30) days after notice thereof in writing to Subtenant.
     16. REMEDIES. Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant which Landlord may exercise for default by Sublandlord in the Prime Lease.
     17. LANDLORD’S CONSENT. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining prior written consent hereto by Landlord. If such consent is not obtained on or before December 7, 2007, either Sublandlord or Subtenant shall thereafter have the right to terminate this Sublease at any time before Landlord’s consent is actually obtained. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Landlord in connection with Landlord’s approval of this Sublease. Sublandlord and Subtenant hereby agree, for the benefit of Landlord, that this Sublease and Landlord’s consent hereto shall not (a) create privity of contract between Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard (unless Landlord shall have expressly agreed in writing to such amendment); or (c) be construed as a waiver of Landlord’s right to consent to any assignment of the Prime Lease by Sublandlord or any further subletting of the Premises.
     18. QUIET ENJOYMENT. Sublandlord warrants that it the owner of the tenant’s interest in the Prime Lease and covenants and agrees that Subtenant, upon paying the rent herein provided for and observing and keeping the covenants, agreements and conditions of this Sublease on its part to be kept, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Sublease, without hindrance or molestation by Sublandlord or anyone acting by, through or under Sublandlord.
     19. PARKING. Until the day on which possession of the Floor 8 Premises is delivered to Subtenant, Subtenant shall have the exclusive right to use the three (3) reserved parking stalls leased to Sublandlord pursuant to Section 24.1 of the Prime Lease, stalls 11, 12 and 32 (“Reserved Spaces”). Subtenant’s use of the Reserved Spaces shall be on the terms and conditions set forth in the Reserved Space Parking Garage Lease dated February 17, 1999, between Meridian and Sublandlord, except that Subtenant will pay the $285.00 monthly fee payable to Sublandlord for the Reserved Spaces. Sublandlord warrants that a true and complete copy of the Reserved Space Parking Garage Lease has been provided to Subtenant. Subtenant warrants that it has read and fully familiarized itself with the Reserved Space Parking Garage Lease.
     20. CONVEYANCE OF PERSONAL PROPERTY. On the Commencement Date, Sublandlord shall be deemed to have conveyed to Tenant the items of personal property located in the Premises that are identified on Exhibit A attached hereto and incorporated herein (“Personal Property”); provided, however Sublandlord shall have the exclusive use of the Personal Property located in the Floor 8 Premises until the day on which possession of the Floor 8 Premises is delivered to Subtenant. Sublandlord warrants that it is the Owner of the Personal Property free and clear of any liens or encumbrances and has the right and authority to convey the same to Subtenant. Sublandlord makes no other representations or warranties, express or implied, with respect to the Personal Property, including, without limitation, any representation or warranty concerning its condition or fitness for any particular use, and Subtenant is accepting the Personal Property in its “as is, where is” condition.
     21. BROKERAGE. Sublandlord agrees to pay to Jones Lang LaSalle (“Subtenant’s Broker”) a brokerage fee in the amount of $61,804.00 in connection with the execution of this Sublease. Such fee shall be payable to Subtenant’s Broker 50% upon execution of the sublease and the remaining 50% upon occupancy of the space. Sublandlord also agrees to pay any brokerage fee due NAI Welsh (“Sublandlord’s Broker”) in connection with the execution of this Sublease pursuant to a separate agreement between them. Sublandlord and Subtenant each hereby agrees to indemnify, defend and hold the other harmless from and against any cost or liability incurred by the indemnified party as a result of any brokerage claim advanced by any other person or entity based upon the act or omission of the indemnifying party.
     22. APPLICABILITY OF PRIME LEASE PROVISIONS. As the same may be modified in this Sublease, the following provisions of the Prime Lease are hereby made a part of this Sublease, and for purposes of this Sublease references in such provisions of the Prime Lease to the “Landlord” shall be deemed references to Sublandlord, references in the Prime Lease to “Tenant” shall be deemed references to “Subtenant,” and references in the Prime Lease to “Lease “ shall be deemed references to this Sublease:
a.	Section 3.02, No Accord and Satisfaction.

b.	Section 9.01, Tenant’s Duty of Repair.

c.	The following provisions of Section 17.01, Further Terms:
(i)	Section 17.01 C;

(ii)	Section 17.01 E;

(iii)	Section 17.01 F;

(iv)	Section 17.01 H;

(v)	Section 17.01 I;

(vi)	Section 17.01 J;

(vii)	Section 17.01 O.
     23. NOTICES. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when delivered personally by a nationally recognized overnight courier service or United States Mail, certified or registered, return receipt requested, postage prepaid, addressed as follows:

If to Sublandlord:

SoftBrands Manufacturing, Inc.
Two Meridian Crossings
Suite 800
Minneapolis, MN 55423
Attention: Director, Offices and Facilities

If to Subtenant:	United HealthCare Services, Inc.
9900 Bren Road East
MN 008-E305
Minnetonka, MN 55343
Attention: Lease Administration
Notices sent by courier shall be deemed to have been given to the party to whom it is sent on the first Working Day after the date the same is delivered to a nationally recognized overnight courier for next day delivery to such party at its then current address for the giving of notices. Notices given by mail shall be deemed to have been given to the party to whom it is addressed on the first Working Day that is at least three (3) days after the date the same is deposited in the United States mail, postage prepaid. Either party hereto may change such party’s address for the service of notice hereunder by written notice of said change to the other party hereto, in the manner above specified ten (10) days prior to the effective date of said change.
     24. MISCELLANEOUS PROVISIONS.
     Within thirty (30) days after receipt of a request from Sublandlord or Landlord, Subtenant shall execute and deliver to the requesting party, or to any third party designated by the requesting party, a certificate, in recordable form, certifying that this Sublease is in full force and effect, the amount of the monthly rent payable and the date through which rent has been paid, that there have been no amendments hereto except as identified therein, that Sublandlord is not in default under the Lease except as may be set forth therein, and certifying to such other matters as Landlord or Sublandlord may reasonably request. The requesting party and any third party to whom such certificate is addressed shall have a right to rely on it.
     This Sublease may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Sublease by facsimile or email shall be deemed delivery of the original hereof.
     This Sublease shall be construed in accordance with the laws of the State in which the Premises are located without giving effect to its choice of laws provisions.

     Capitalized terms not otherwise defined herein shall have the meanings given them in the Prime Lease.
     If it shall be necessary for either party hereto to employ an attorney to enforce any of the terms, covenants, or conditions of this Sublease, the party in default or the party against whom any final judgment is rendered agrees to pay all reasonable costs and attorney fees incurred by the other party hereto in connection with the enforcement of the terms and conditions and/or covenants of this Sublease.
     This Sublease represents the entire agreement between the parties with respect to the Premises and there are no implied or expressed terms or conditions that are not contained herein. This Sublease may be amended only in a writing signed by both parties.
     Time is of the essence of this Sublease.
     This Sublease does not create the relation of principal and agent, or of partnership, joint venture, or of any association or relationship between Sublandlord and Subtenant other than that of sublandlord and subtenant.
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Signature Page to Sublease
     IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first written above.

SUBLANDLORD:

SOFTBRANDS MANUFACTURING, INC.

By:

Its:

SUBTENANT:

UNITED HEALTHCARE SERVICES, INC.

By:

Its:

LANDLORD CONSENT TO SUBLEASE
The undersigned, OTR, an Ohio general partnership, the Landlord under the Prime Lease described in the attached and foregoing Sublease, hereby consents to the sublease of the Premises pursuant to the Sublease, provided that Sublandlord is not released from any existing or future duty, obligation or liability to Landlord pursuant to the Prime Lease, nor will this consent change, modify or amend the Lease in any manner. Subtenant may not further sublease all or any portion of the subleased premises or assign the Sublease, without obtaining Landlord’s consent in accordance with the Lease.

LANDLORD:

OTR, an Ohio general partnership

By:

Its:

Exhibit A
Personal Property List
Office furniture including:
Approx. 190 Cubes
Approx. 80 Private Offices
Conference Rooms
Reception or other common areas/rooms